Massachusetts Value Municipal Income Trust (VMV)

                          Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
-------------------------------------------------------------------------------
David C. Arch                          2,417,596
Howard J Kerr                          2,417,596


With regards to the election of the following trustee by preferred shareholders of the Trust:
                                                 # of Shares
                                  ---------------------------------------------
                                        In Favor                    Withheld
-------------------------------------------------------------------------------



The other trustees of the Trust whose terms did not expire in 2000 are Rod Dammeyer, Theodore A. Myers, Richard F. Powers, III, Hugo F. Sonnenschein and Wayne W. Whalen.



2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 2,417,223 common shares, 2,039 shares voted against and 15,382 shares abstained.